Exhibit (a)(1)(A)

Brooks Automation, Inc.

Offer to purchase for cash

Up to 6,060,000 shares of its common stock

(including the associated stock purchase rights)

At a per share purchase price not less than $16.50 per share nor greater than

$19.00 per share

THE OFFER, PRORATION PERIOD AND YOUR RIGHT TO WITHDRAW YOUR SHARES

WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON JUNE 28, 2007, UNLESS

THE OFFER IS EXTENDED. WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

Brooks Automation, Inc. is:

•	offering to purchase up to 6,060,000 shares of its common stock (including the associated stock purchase rights) in a tender offer; and

•	offering to purchase these shares at a price not less than $16.50 nor greater than $19.00 per share in cash, without interest.

If you want to tender your shares in the offer, you should:

•	specify the price between $16.50 and $19.00 at which you are willing to tender your shares;

•	specify the number of shares you want to tender; and

•	follow the instructions in this offer to purchase and the related documents, including the accompanying letter of transmittal, to submit your shares.

When the offer expires:

•

we will select the lowest purchase price specified by tendering shareholders that will enable us to purchase 6,060,000 shares or, if a lower number of shares is validly tendered, all shares that are validly tendered;

•	all shares acquired in the offer will be acquired at the same purchase price regardless of whether a shareholder tenders any shares at a lower price;

•	if the number of shares tendered at or below the selected price is not more than 6,060,000, we will purchase all shares tendered at that price;

•

if the number of shares tendered at or below the selected price is more than 6,060,000, we will purchase shares at the selected price on a pro rata basis (subject to the “odd lot” priority described in Section 1 and the considerations for conditional tenders described in Section 6) from all shareholders who tendered shares at or below the selected price; and

•

if the number of shares tendered at or below the selected price is more than 6,060,000, we may exercise our right to purchase up to an additional 2% of our outstanding shares without amending or extending the offer.

Our common stock:

•	is listed and traded on the NASDAQ Global Market under the symbol “BRKS”; and

•

had a closing price of $17.69 per share on May 31, 2007, the last full trading day before we commenced the offer and a closing price of $16.90 on May 30, 2007, the last full trading day before we announced the offer. We urge you to obtain current market quotations for the shares.

The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions, some or all of which we may elect to waive as discussed in Section 7, “Conditions of the Offer”.

Our board of directors has approved this offer. However, none of Brooks Automation, Inc., its subsidiaries, our board of directors, the information agent or the dealer manager is making any recommendation to you as to whether you should tender or not tender your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them.

Unless the context requires otherwise, all references to shares shall include the associated stock purchase rights issued pursuant to the Rights Agreement, dated as of July 23, 1997, between Brooks and EquiServe Trust Company, N.A. (as successor to BankBoston, N.A.), as the rights agent, as amended. All shares tendered and purchased will include such associated stock purchase rights. No additional consideration will be paid for the associated rights.

This offer to purchase contains important information about the offer, including the risks to non-tendering shareholders beginning on page (x). We urge you to read it in its entirety.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of the transaction or passed upon the adequacy or accuracy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the offer is:

Needham & Company, LLC

Offer to Purchase dated June 1, 2007

IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before the offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you; or

•

if you hold certificates in your own name, complete and sign a letter of transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the letter of transmittal, to Computershare Trust Company, N.A., the depositary for the offer; or

•

if you are an institution participating in Computershare Trust Company, N.A., which we call the “book-entry transfer facility” in this offer to purchase, tender your shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your shares, but:

•	your certificates for the shares are not immediately available or cannot be delivered to the depositary by the expiration of the offer; or

•	you cannot comply with the procedure for book-entry transfer by the expiration of the offer; or

•	your other required documents cannot be delivered to the depositary by the expiration of the offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

To tender your shares you must follow the procedures described in this offer to purchase, the letter of transmittal and the other documents related to the offer, including choosing a price at which you wish to tender your shares.

If you wish to maximize the chance that your shares will be purchased by us, you should check the box next to “Shares Tendered at a Price Determined Pursuant to The Offer” in the section of the letter of transmittal called “Price at Which You Are Tendering.” Accordingly, your tendered shares will be treated the same as shares tendered at the minimum price of $16.50 per share.

If you have questions or need assistance, you should contact Georgeson, Inc., which is the information agent for the offer, at the address or telephone number on the back page of this offer to purchase. You may request additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery from the information agent.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering shares in the offer. We have not authorized any person to give any information or to make any representation on our behalf in connection with the offer other than those contained in this offer to purchase or in the related letter of transmittal. If given or made, any recommendation, information or representation must not be relied upon as having been authorized by us, the dealer manager or the information agent.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this offer to purchase, but you should realize that it does not describe all of the details of the offer to the same extent that they are described in the body of this offer to purchase. We urge you to read the entire offer to purchase and the related letter of transmittal because they contain the full details of the offer. We have included references to the sections of this offer to purchase where you will find a more complete discussion. In this offer to purchase, we use the terms “Brooks Automation, Inc.”, “Brooks”, “we”, “us” and “our” to refer to Brooks Automation, Inc. and its subsidiaries.

Who is offering to purchase my shares?

•

Brooks Automation, Inc., a Delaware corporation, is offering to purchase up to 6,060,000 shares of its outstanding common stock, including the associated stock purchase rights (the “rights”) issued under the Rights Agreement dated as of July 23, 1997, between Brooks and EquiServe Trust Company, N.A. (as successor to BankBoston, N.A.), as Rights Agent, as amended. Unless the context otherwise requires, all references to shares shall refer to the common stock of Brooks and shall include the rights; and a tender of the shares will constitute a tender of the rights. See Section 1.

What will be the purchase price?

•

The price range for the offer is $16.50 to $19.00 per share. We are conducting the offer through a procedure commonly called a “modified Dutch auction.” This procedure allows you to choose a price (in multiples of $0.10 per share) within this price range at which you are willing to sell your shares.

•

We will look at the prices chosen by shareholders for all of the shares properly tendered. We will then select the lowest price that will enable us to buy 6,060,000 shares. If a lesser number of shares is tendered, we will select the price that will enable us to buy all shares that were properly tendered. All shares we purchase will be purchased at the same price, even if you have chosen a lower price, but we will not purchase any shares tendered at a price above the price selected in accordance with these procedures.

•

If you wish to maximize the chance that your shares will be purchased, you should check the box next to “Shares Tendered at a Price Determined Pursuant to The Offer” in the section of the letter of transmittal called “Price at Which You Are Tendering.” Accordingly, your tendered shares will be treated the same as shares tendered at the minimum price of $16.50 per share. See Section 1.

How many shares will Brooks purchase?

•

We will purchase up to 6,060,000 shares in the offer, or approximately 8% of our outstanding common stock as of May 25, 2007 subject to the terms and conditions of the offer. We also reserve the right to purchase additional shares representing up to 2% of our outstanding shares, subject to applicable legal requirements, without amending or extending the offer. See Sections 1 and 2.

•	The offer is not conditioned on any minimum number of shares being tendered, but is subject to a number of other important conditions described below.

What will be the form of payment of the purchase price?

•

If your shares are purchased in the offer, you will be paid the purchase price in cash, less any applicable withholding taxes and without interest, for all your shares that we purchase pursuant to the offer. We will pay the purchase price promptly after the offer expires, but under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Sections 1 and 5.

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What are the “associated stock purchase rights”?

•

Each time we issue a share of common stock, we issue to the holder of the share associated stock purchase rights pursuant to the Rights Agreement, between Brooks and EquiServe Trust Company, N.A. (as successor to BankBoston, N.A.), as the rights agent, dated as of July 23, 1997, as amended (the “Rights Agreement”). The Rights Agreement is filed as an exhibit to our Tender Offer Statement on Schedule TO relating to the Offer. Unless context otherwise requires, all references to shares include the associated preferred stock purchase rights and a tender of shares will include a tender of the associated stock purchase rights. No additional consideration will be paid for the associated rights. See Section 1. The Rights Agreement requires that in many potential takeover situations, rights issued under the plan become exercisable to purchase our common stock at a price substantially discounted from the then applicable market price of our common stock.

How will Brooks obtain the funds to make the payment?

•

Assuming that the maximum number of shares is tendered in the offer and the purchase price is an amount between $16.50 and $19.00 per share, the aggregate purchase price for the shares purchased in the offer will be between approximately $100 million and $115.1 million.

•	We will fund the offer from the company’s current cash assets, including cash generated by the recent sale of the Brooks Software Division.

If I tender my shares, how many of my shares will Brooks purchase?

•

All of the shares that you tender in the offer may not be purchased, even if they are tendered at or below the purchase price we select. If more than 6,060,000 shares are tendered at or below the selected purchase price, we will purchase shares from all shareholders who properly tender shares at prices equal to or below the selected price, on a pro rata basis. As a result, we will purchase the same percentage of tendered shares from each shareholder who properly tenders shares at prices equal to or below the selected price, subject to the odd lot procedures described in Section 1 and the conditional tender provisions contained in Section 6. We will announce this proration percentage, if proration is necessary, after the offer expires.

•	As we noted above, we may also choose to purchase an additional 2% of our outstanding shares, subject to applicable legal rules, without amending or extending the offer. See Section 1.

What is the purpose of the offer?

•

The offer follows the closing of our recent sale of the Brooks Software Division, which generated proceeds to Brooks that strengthened its cash assets. Following the sale of the Brooks Software Division, the Board determined that the best use for much of the cash generated in that transaction was to invest in Brooks through a share repurchase returning money to its stockholders. Brooks is making the offer because its management and board of directors believe that the modified Dutch auction tender offer set forth in the Offer to Purchase represents a mechanism to provide all of Brooks’s stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The offer provides stockholders (particularly those who, because of the size of their holdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price. In addition, if we complete the offer, stockholders who do not participate in the offer will automatically increase their relative percentage ownership interest in Brooks and its future operations.

•

The offer, and particularly the preference given to holders of fewer than 100 shares, may reduce the number of holders of our shares and thereby reduce the administrative costs of mailing securities filings and notices to such holders.

•	For a further discussion of the potential benefits and the potential risks and disadvantages of the offer, see “Risks to Non-tendering Shareholders” and Section 2.

What does the board of directors of Brooks think of the offer?

•

Our board of directors has approved the offer. However, none of Brooks’ management, our board of directors, the information agent or the dealer manager are making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares in the offer because we believe that you should make your own decision based on your views as to the value of Brooks’ shares and our prospects, as well as your liquidity needs, investment objectives and other individual considerations. Each of our directors and executive officers has advised us that, other than with respect to sales made in connection with previously established 10b5-1 trading plan, they do not intend to tender any shares owned by them in the offer. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

What are the significant conditions to the offer?

•	The offer is not conditioned on our shareholders tendering any minimum number of shares.

•	The offer is subject to a number of conditions, including, among others:

•

That there has been no legal action instituted, threatened in writing, pending or taken that challenges or affects the offer or materially and adversely affects our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects or otherwise materially impairs the contemplated future conduct of our and our subsidiaries’ business or our ability to exercise full rights of ownership or purchase and hold some or all of the shares purchased in the offer; and

•

That there has been no change or event discovered or threatened to our business, general affairs, management, financial position, stockholders equity, income, results of operations, condition (financial or otherwise), operations, or prospects or that of our subsidiaries, taken as a whole, or in the ownership of our shares, which in our reasonable judgment is or may be material to us or otherwise makes it inadvisable for us to proceed with the offer.

•	We may terminate the offer, if, among other things, following the date of this offer to purchase another person or entity:

•	makes a tender offer for our shares;

•	to our knowledge and subject to exceptions, acquires or proposes to acquire more than 5% of our shares; or

•	files a notification form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire Brooks or any of our shares.

•	These and other conditions are described in greater detail in Section 7.

How will the offer affect the number of shares of common stock outstanding and the number of record holders of Brooks?

•

As of May 25, 2007, we had 76,101,747 issued and outstanding shares of common stock. The 6,060,000 shares that we are offering to purchase pursuant to the offer represent approximately 8% of our outstanding shares of common stock. Based on the foregoing, if the offer is fully subscribed, we will have 70,041,747 shares outstanding following the purchase of shares tendered in the offer. See Section 2.

•

To the extent any of our shareholders tender their shares in full and that tender is accepted in full, the number of our record holders could be reduced. See “Risks to Non-tendering Shareholders” and Section 2.

•	Shareholders who do not have their shares purchased in the offer will likely realize a proportionate increase in their relative ownership interest in Brooks. See Section 2.

Following the offer, will Brooks continue as a public company?

•

Yes. The completion of the offer in accordance with its terms and conditions will not cause Brooks to be delisted from NASDAQ Global Market or stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934. See Section 2.

How long do I have to decide whether to tender my shares in the offer? Can Brooks extend the offer past the initial expiration date?

•

You may tender your shares until the offer expires. Currently, the offer is scheduled to expire at 11:59 p.m., New York City time, on June 28, 2007. If your shares are held by a nominee or broker, it is likely that they have an earlier deadline for you to act to instruct them to accept the offer on your behalf. We urge you to contact your nominee or broker to find out their deadline.

•

We can extend the offer past this scheduled expiration date in our sole discretion. If we choose to do so, you will be able to tender your shares until 5:00 p.m., New York City time, on the day selected as the new expiration date. See Sections 1 and 16.

Can Brooks amend the terms of the offer?

•	We reserve the right in our sole discretion to amend the tender offer in any respect. See Section 15.

How do I find out if Brooks amends the terms of the offer or extends the expiration date?

•

We will announce any amendment to the tender offer by making a public announcement of the amendment. We will announce any extension of the offer no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. In the event of an extension, termination or postponement of the tender offer, we will also give written or oral notice to the depositary. See Section 15.

How do I tender my shares?

•	To tender your shares, you must complete one of the actions described under “Important Procedures” on the inside front cover page of this offer to purchase before the offer expires.

•	You may also contact the information agent or your broker for assistance. The contact information for the information agent is on the back page of this offer to purchase.

•	For a more detailed explanation of the tendering procedures, see Section 3.

Can I participate in the offer if I hold vested stock options to purchase shares?

•

If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plan and tender the shares received upon such exercise in accordance with the offer. An exercise of an option cannot be revoked for any reason even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer. See Section 3. If your stock options have vested you should follow the instructions in Section 3 applicable to shares held by the broker or shares held in your own name, as applicable to you. You must exercise your vested options at least five business days prior to the expiration date of the offer (which, unless the offer is extended, will require you to exercise such options no later than 11:59 p.m., New York City time, on Thursday, June 21, 2007) in order to provide you with sufficient time to validly tender the shares in the offer. You should evaluate this offer to purchase carefully to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants, the years left to exercise your options and the provisions for pro rata purchases by us described in Section 1. You should also be aware that any shares we purchase in the offer, including any shares purchased through options exercised and tendered, will not be eligible to receive any future dividend payments. We strongly encourage you to discuss the offer with your tax advisor or broker.

Can I participate in the offer if I hold unvested stock options, stock awards or other restricted equity interests?

•	Holders of unvested stock awards or other restricted equity interests may not tender shares or shares represented by such interests.

In what order will Brooks purchase the tendered shares?

If the terms and conditions of the offer have been satisfied or waived and more than              shares have been validly tendered and not validly withdrawn on or prior to the expiration of the offer, we will purchase shares in the following order of priority:

•	first, all shares owned in “odd lots” that have been validly tendered;

•

second, after purchase of all of the foregoing shares, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) tendered at or below the purchase price on a pro rata basis, if necessary; and

•

third, if necessary to permit us to purchase 6,060,000 shares (or such greater number of shares as we may elect to purchase), such shares conditionally tendered at or below the purchase price for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares). See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

•

No. If you validly tender, and do not validly withdraw, your shares according to the procedures specified for holders of “odd lots,” we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

Can I tender shares in the offer subject to the condition that a specified minimum number of my shares must be purchased in the offer?

•	Yes, you may tender your shares subject to this condition by following the procedures set forth in Section 6.

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How and when will I be paid?

•

If your shares are purchased in the offer, you will be paid the purchase price less all tax withholdings, in cash, without interest, promptly after the expiration of the offer period and the acceptance of the shares for payment. There may be tax consequences to receiving this payment. See Sections 3 and 14.

•

We will pay for the shares accepted for payment by depositing the aggregate purchase price with the depositary promptly after the expiration date of the offer. The depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

Once I have tendered my shares in the offer, can I withdraw my tender?

•	You can withdraw your previously tendered shares at any time before the offer expires, which is initially 11:59 p.m., New York City time, on June 28, 2007.

•

In addition, after the offer expires, unless we have already accepted your tendered shares for payment, you may withdraw your shares at any time after 12:01 a.m., New York City time, on July 28, 2007. See Section 4.

How do I withdraw previously tendered shares?

•

To withdraw your previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the depositary while you still have the right to withdraw. If you have tendered by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the broker or bank to arrange for withdrawal of your shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary, if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3 or if you are exercising options to tender shares. See Section 4.

Do the directors or executive officers of Brooks intend to tender their shares in the offer?

•

Each of our directors and executive officers has advised us that, other than with respect to sales made in connection with previously established 10b5-1 trading plans, they do not intend to tender any shares owned by them in the offer. Accordingly, if we complete the offer, the proportional holdings of our directors and executive officers will likely increase. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the offer. See “Risks to Non-tendering Shareholders” and Section 11.

What are the United States federal tax consequences if I tender my shares to Brooks?

•	Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. See Section 14.

•	The cash you receive generally will be treated either as:

•	proceeds of a sale or exchange eligible for capital gains treatment; or

•

a dividend to the extent of our available current year or accumulated earnings and profits, and thereafter first as a non-taxable return of capital (to the extent of your tax basis in our stock) and then as capital gain.

•	in the case of foreign shareholders, because it is unclear which characterization applies, we intend to withhold 30% of the gross proceeds paid. See Section 3.

What is the market value of my shares as of a recent date?

•

On May 30, 2007, the last full trading day before we announced the offer, the closing price per share of our common stock on the NASDAQ Global Market was $16.90. On May 31, 2007, the last full trading day before we commenced the offer, the closing price per share was $17.69.

•	We urge you to obtain a current market quotation for your shares before deciding whether and, if so, at what purchase price or prices, to tender your shares. See Section 8.

Will I have to pay brokerage commissions or stock transfer taxes if I tender my shares to Brooks?

•

If you are a registered shareholder and tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares. See Section 5.

•	If you instruct the depositary in the letter of transmittal to make payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom can I talk to if I have questions about the offer?

•

Our information agent can help answer your questions. The information agent is Georgeson, Inc. You may also contact the dealer manager for the offer. Contact information for the information agent and the dealer manager appears on the back page of this offer to purchase.

FORWARD-LOOKING STATEMENTS

This offer to purchase contains a number of forward-looking statements, including, among others, statements dealing with the benefits that the offer may provide to our shareholders, the date on which we will announce the final proration factor or pay for tendered shares, the repurchase of additional shares in the future, the fees and expenses we will incur in connection with the offer, the listing and tradability of our stock after the offer is completed and the continued treatment of our shares as margin securities, our strategy, our revenue, sufficiency of our cash resources, product development, our research and development and other expenses, our operations and legal risks, prospects for our business and the semiconductor and semiconductor materials industry generally. We caution readers that the important factors set forth below, as well as factors discussed in other documents filed by us with the Securities and Exchange Commission, among others, could cause our actual results to differ materially from statements contained in this offer to purchase.

These forward-looking statements are based on current management expectations and are subject to substantial risks and uncertainties (many of which are beyond our control) which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. When used herein or in such statements, the words “anticipate”, “believe”, “estimate”, “expect”, “may”, “will”, “should” or the negative thereof and similar expressions as they relate to Brooks or its management are intended to identify such forward-looking statements. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this offer except as required by law.

Important factors that could cause actual results to differ materially from those implicit in our forward-looking statements include, without limitation, the following:

•	our reduced public float as a result of the shares tendered that we purchase in the offer;

•	the price at which we ultimately determine to purchase shares in the offer;

•	the number of shares tendered in the offer;

•	the number of shareholders who sell all of their shares of our stock in the offer;

•	our future financial performance;

•	our future cash needs;

•	our ability to successfully implement cost-saving strategies;

•	increases in our operating costs;

•	our ability to compete domestically and internationally in our intensely competitive industry;

•	our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our facilities with qualified personnel;

•	adverse legislation or regulation;

•	adverse legal judgments or settlements;

•	increased cyclicality in the semiconductor industry;

•	our inability to respond properly to rapid shifts in demand;

•	our inability to protect and maintain our technological advantage;

•	the loss of large customers;

•	technological advances by existing or new customers which we are not able to equal;

•	reduction in margins due to increased competition; and

•	lack of market acceptance of our new products.

These and other factors are discussed in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K, which is incorporated by reference herein.

The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the offer or other matters addressed in this offer to purchase and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Except as required by applicable law, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this offer to purchase or to reflect the occurrence of unanticipated events.

RISKS TO NON-TENDERING SHAREHOLDERS

This offer presents potential risks and disadvantages to our company and our continuing shareholders. In addition to the risk factors disclosed in our annual report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q, which we incorporate into this offer to purchase by reference, you should consider the following risks before deciding whether to tender your shares in this offer.

Our directors and officers do not intend to tender any shares owned by them in the offer, and as a result, their ownership percentage will likely increase.

Our directors and executive officers have advised us that, other than with respect to sales made in connection with previously established 10b5-1 trading plans, they do not intend to tender any shares owned by them in the offer. Thus, the offer will likely increase the relative voting power of our directors and executive officers.

After the completion of the offer, our common stock will have a smaller public float, which could result in reduced liquidity for our common stock and greater volatility in the market price of our common stock.

As of May 25, 2007, approximately 75,197,059 shares of our common stock were held by non-affiliated shareholders. Assuming the offer is fully subscribed, we will have approximately 70,041,747 shares outstanding after the purchase of shares tendered in the offer. Historically, the common stock of a company with a smaller public float has been less liquid than the common stock of a company with broader public ownership, and the trading prices for the common stock of a company with a smaller public float may be more volatile than generally may be the case for more widely held common stock. Among other things, a decreased trading volume of our common stock may have a greater impact on the trading price of our common stock than would be the case if our public float were larger. We cannot predict the prices at which our common stock will trade in the future. We may in the future make open market purchases, if authorized, which would further reduce our public float.

Future sales of shares of our common stock not purchased by us in this offer may be made on terms more favorable than the offer.

Shareholders who do not tender their shares pursuant to the offer and shareholders who otherwise retain an equity interest in us as a result of a partial tender of shares or proration will continue to be owners of our common stock. As a result, if we complete the offer, those shareholders will likely realize a proportionate increase in their relative equity interest in us. Shareholders may be able to sell non-tendered shares in the future on the open market, or otherwise, at a net price significantly higher than the purchase price in the offer. We can give no assurance as to the price at which a shareholder may be able to sell its shares in the future.

We may in the future purchase additional shares on the open market, in private transactions, through tender offers or otherwise. Any additional purchases may be on the same terms or on terms that are more favorable or less favorable to shareholders than the terms of the offer. However, SEC Rule 13e-4(f)(6) prohibits us and our affiliates from purchasing any shares, other than pursuant to the offer, until the expiration of at least ten business days after the expiration or earlier termination of the offer.

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INTRODUCTION

To the Holders of Common Stock of Brooks Automation, Inc.:

Brooks Automation, Inc., a Delaware corporation, invites its shareholders to tender up to 6,060,000 shares of our common stock, par value $0.01 per share (including the associated stock purchase rights (the “rights”) issued under the Rights Agreement dated as of July 23, 1997, between Brooks and EquiServe Trust Company, N.A. (as successor to BankBoston, N.A.), as Rights Agent, as amended), for purchase by Brooks at prices not less than $16.50 nor greater than $19.00 per share in cash, without interest, as specified by tendering shareholders, upon the terms and subject to the conditions set forth in this offer to purchase and the related letter of transmittal, which together constitute the “offer.” Unless the context otherwise requires, all references to shares shall refer to the common stock of Brooks and shall include the rights; and a tender of the shares will constitute a tender of the rights.

The offer follows the closing of our recent sale of the Brooks Software Division, which generated proceeds to Brooks that strengthened its cash assets. Following the sale of the Brooks Software Division, the Board determined that the best use for much of the cash generated in that transaction was to invest in Brooks through a share repurchase returning money to its stockholders. Brooks is making the offer because its management and board of directors believe that the modified Dutch auction tender offer set forth in the Offer to Purchase represents a mechanism to provide all of Brooks’ stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The offer provides stockholders (particularly those who, because of the size of their holdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price. In addition, if we complete the offer, stockholders who do not participate in the offer will automatically increase their relative percentage ownership interest in Brooks and its future operations.

In the offer, we will select the lowest purchase price that will enable us to purchase 6,060,000 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn, subject to the terms and conditions of the offer. All shares acquired in the offer will be acquired at the purchase price regardless of whether a shareholder tendered any shares at a lower price.

We reserve the right, in our sole discretion, to purchase more than 6,060,000 shares in the offer by amending the terms of the offer to reflect this change in the manner set forth in Section 15. In accordance with applicable regulations of the Securities and Exchange Commission, we may, and we reserve the right to, purchase pursuant to the offer an additional amount of shares not to exceed 2% of our outstanding shares (approximately 1,522,034 shares) without amending or extending the offer. See Section 5.

We will purchase only those shares validly tendered at prices at or below the purchase price, and not validly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this offer to purchase, we will not purchase all of the shares tendered at or below the purchase price if more than the number of shares we seek are tendered. We will return shares tendered at prices in excess of the purchase price and shares we do not purchase because of the “odd lot” priority, proration or conditional tenders promptly following the expiration of the offer.

Tendering shareholders whose shares are registered in their own names and who validly tender their shares directly to Computershare Trust Company, N.A., the depositary for the offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the letter of transmittal, stock transfer taxes on the purchase of shares by us in the offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The offer is not conditioned on a minimum number of shares being tendered. The offer, however, is subject to other important conditions. See Section 7.

Our board of directors has approved the offer. However, none of Brooks Automation, Inc., our board of directors, the information agent or the dealer manager is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares in the offer because we believe that you should make your own decision based on your views as to the value of Brooks’ shares and our prospects, as well as your liquidity needs, investment objectives and other individual considerations. Each of our directors and executive officers has advised us that, other than with respect to sales made in connection with previously established 10b5-1 trading plans, they do not intend to tender any shares owned by them in the offer. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

Each of our directors and executive officers has advised us that, other than with respect to sales made in connection with previously established 10b5-1 trading plans, they do not intend to tender any shares owned by them in the offer. Accordingly, if we complete the offer the proportional holdings of our directors and executive officers will likely increase. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the offer. See “Risks to Non-tendering Shareholders” and Section 11.

As of May 25, 2007, there were approximately 76,101,747 shares issued and outstanding. The 6,060,000 shares that we are offering to purchase pursuant to the offer represent approximately 8% of our outstanding shares of common stock. Based on the foregoing, if the offer is fully subscribed, we will have 70,041,747 shares outstanding following the purchase of shares tendered in the offer. The actual number of shares outstanding will depend on the number of shares tendered and purchased in the offer. See Section 2.

Our common stock is listed and traded on the NASDAQ Global Market under the symbol “BRKS.” On May 30, 2007, the last full trading day before we announced our intention to make the offer, the closing price of our common stock as reported on NASDAQ was $16.90 per share. On May 31, 2007, the last full trading day before we commenced the offer, the closing price of our common stock as reported on NASDAQ was $17.69 per share. You are urged to obtain current market quotations for our common stock before deciding whether and, if so, at what purchase price or purchase prices, to tender your shares. See Section 8.

This offer to purchase and the related letter of transmittal contain important information that you should read carefully before you make any decision regarding the offer.

THE TENDER OFFER

1. Number of Shares; Proration; Odd Lots

On the terms and subject to the conditions of the offer, we will accept for payment and thereby purchase 6,060,000 shares of our voting common stock, or such lesser number of shares as are validly tendered before the expiration date and not withdrawn in accordance with Section 4, at a cash price not less than $16.50 nor greater than $19.00 per share, without interest.

For purposes of the offer, the term “expiration date” means 11:59 p.m., New York City time, on June 28, 2007, unless and until we in our sole discretion extend the period of time during which the offer will remain open. If extended by us, the term “expiration date” will refer to the latest time and date at which the offer, as extended, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the offer.

We will select the lowest purchase price that will enable us to purchase 6,060,000 shares, or such lesser number as are validly tendered and not withdrawn, in the offer.

We reserve the right, in our sole discretion, to purchase more than 6,060,000 shares in the offer by amending the terms of the offer to reflect this change in the manner set forth in Section 15.

In accordance with Instruction 5 of the letter of transmittal, shareholders desiring to tender shares must specify the price or prices, not less than $16.50 per share nor greater than $19.00 per share, at which they are willing to sell their shares. Prices may be specified in increments of $0.10 per share. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price selected by us for shares properly tendered in the offer. Shares tendered without a specified price will be treated the same as shares tendered at the minimum price of $16.50 and could result in the tendering shareholder receiving a price per share as low as $16.50.

Promptly following the expiration date, we will select the purchase price for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price between $16.50 and $19.00, net per share in cash, without interest, that will enable us to purchase 6,060,000 shares, or such lesser number of shares as are properly tendered.

Shares properly tendered at or below that purchase price and not properly withdrawn will be purchased at the selected purchase price upon the terms and conditions of the offer, including the proration and conditional tender provisions described below. If more than 6,060,000 shares are tendered at or below the purchase price we select, shares tendered at or below the purchase price will be subject to proration. See Section 5 for a more detailed description of our purchase of and payment for tendered shares.

All shares we purchase will be purchased at the same price, even if you have specified a lower price. However, we will not purchase any shares tendered at a price above the purchase price we select using the procedures described above.

All shares tendered and not purchased, including shares tendered at prices above the purchase price we select and shares not purchased because of the odd lot priority, proration or the conditional tender procedures, will be returned to you at our expense promptly following the expiration date.

On the letter of transmittal, you can designate in which order you wish your shares to be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in the offer. In addition, you can tender different portions of your shares at different prices by completing separate letters of transmittal for each price at which you wish to tender shares.

If we:

•	increase or decrease the price to be paid for shares; or

•	increase the number of shares being sought and such increase in the number of shares being sought exceeds 2% of our outstanding shares; or

•	decrease the number of shares being sought; or

•	materially change the soliciting fees to be paid to our dealer manager,

then the offer must remain open, or will be extended until at least ten business days from, and including, the date that notice of such change is first published, sent or given in the manner specified in Section 15. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

We also expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7, “Conditions of the Offer,” shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. See Section 15.

In calculating the number of shares to be accepted for payment and the purchase price pursuant to the procedures described in this offer to purchase, we will add to the total number of shares tendered at the minimum price of $16.50 the number of shares tendered by shareholders who have indicated, in the appropriate box in the letter of transmittal, that they are willing to accept the price determined in the offer. Accordingly, shares tendered at the price determined in the offer will be treated the same as shares tendered at $16.50. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the same price, even if the purchase price we select is higher than the price at which the shares were tendered.

The offer is not conditioned on any minimum number of shares being tendered. The offer, however, is subject to other important conditions.

Priority of Purchase.    Upon the terms and subject to the conditions of the offer, if 6,060,000 or fewer shares are properly tendered at or below the purchase price and not properly withdrawn, we will purchase all shares properly tendered and not properly withdrawn.

Upon the terms and subject to the conditions of the offer, if more than 6,060,000 shares are properly tendered at or below the purchase price and not properly withdrawn, subject to the conditional tender procedures described in Section 6, we will purchase shares in the following order of priority:

•

first, all such shares owned beneficially or of record by a holder of fewer than 100 shares of common stock who validly tenders all of such shares (partial tenders will not qualify for this preference) and completes, or whose broker, bank or other nominee completes, the section captioned “Odd Lots” in the letter of transmittal and, if applicable, in the Notice of Guaranteed Delivery;

•	second, after purchase of all of the foregoing shares, all other shares (other than conditionally tendered shares for which the condition was not satisfied) tendered at or below the purchase price on a pro rata basis, if necessary (with appropriate rounding adjustments to avoid purchases of fractional shares); and

•

third, if necessary to permit us to purchase 6,060,000 shares (or such greater number of shares as we may elect to purchase), shares conditionally tendered at or below the purchase price for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares).

In accordance with Instruction 5 of the letter of transmittal, shareholders desiring to tender shares must specify the price or prices, not less than $16.50, nor greater than $19.00 per share, at which they are willing to sell their shares to us in the offer. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, elect to tender their shares at the purchase price ultimately paid for shares validly tendered and not validly withdrawn in the offer, which could result in the tendering shareholder receiving a price per share as low as $16.50. As promptly as practicable following the expiration time of the offer, we will, in our sole discretion, determine the purchase price that we will pay for shares validly tendered and not validly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price that will enable us to purchase 6,060,000 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn. By following the instructions in the letter of transmittal, shareholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate letter of transmittal must be submitted for shares tendered at each price.

Proration.    In the event of an over-subscription from the shareholders in the offer, shares tendered will be subject to proration, except for “odd lots,” which are described below. We will determine the final proration factor as promptly as practicable after the expiration date. Subject to the conditional tender procedures described in Section 6, proration for each shareholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder at or below the purchase price selected by us to the total number of shares tendered by all shareholders at or below the purchase price selected by us. This ratio will be applied to shareholders tendering shares to determine the number of shares that will be purchased from each tendering shareholder in the offer.

Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3, and because of the conditional tender procedures described in Section 6, we may not be able to announce the final proration percentage or commence payment for any shares purchased under the offer immediately following the expiration of the offer. In such cases, it could be seven to ten business days after the expiration date before we are able to commence payment for the tendered shares. The preliminary results of any proration will be announced by press release promptly after the expiration date. Shareholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

As described in Section 14, the number of shares that we will purchase from a shareholder may affect the United States federal income tax consequences to the shareholder and, therefore, may be relevant to a shareholder’s decision whether to tender shares. The letter of transmittal affords each tendering shareholder the opportunity to designate (by certificate) the order of priority in which such shareholder wishes the shares it tenders to be purchased in the event of proration. In addition, shareholders may choose to submit a “conditional tender” under the procedures discussed in Section 6 in order to structure their tender for federal income tax reasons.

We will mail this offer to purchase and the related letter of transmittal to record holders of shares as of June 1, 2007 and will furnish them to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

Odd Lots.    The term “odd lots” means all shares tendered at prices at or below the purchase price by a shareholder who owns beneficially or of record a total of fewer than 100 shares (such shareholder, an “odd lot holder”) and so certified in the appropriate place on the letter of transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for the priority preference for odd lots, an odd lot holder must tender all shares owned in accordance with the procedures described in Section 3, “Procedures for Tendering Shares.” Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By validly tendering shares in the offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any odd lot holder wishing to tender all shares held pursuant to the offer should complete the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

2. Background and Purpose of the Offer; Certain Effects of the Offer; Other Plans or Proposals.

Background and Purpose of the Offer

The offer follows the closing of our recent sale of the Brooks Software Division, which generated proceeds to Brooks that strengthened its cash assets. Following the sale of the Brooks Software Division, the Board determined that the best use for much of the cash generated in that transaction was to invest in Brooks through a share repurchase returning money to its stockholders. Brooks is making the offer because its management and board of directors believe that the modified Dutch auction tender offer set forth in this offer to purchase represents a mechanism to provide all of Brooks’ stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The offer provides stockholders (particularly those who, because of the size of their holdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price. In addition, if we complete the offer, stockholders who do not participate in the offer will automatically increase their relative percentage ownership interest in Brooks and its future operations.

If the maximum number of shares is tendered in the offer and the purchase price is an amount between $16.50 and $19.00 per share, the aggregate purchase price for the shares purchased in the offer will be between approximately $100 million and $115.1 million.

Future purchases of our stock.    Subject to board approval, we may, from time to time and as circumstances permit, acquire shares of our common stock in open market transactions or privately negotiated transactions. We anticipate that such purchases would be made subject to future repurchase plans, market conditions, the trading price of our common stock and other considerations.

Our board of directors has approved the offer. However, none of Brooks, our board of directors, the information agent or the dealer manager is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares in the offer because we believe that you should make your own decision based on your views as to the value of Brooks’ shares and our prospects, as well as your liquidity needs, investment objectives and other individual considerations. Each of our directors and executive officers has advised us that, other than with respect to sales made in connection with previously established 10b5-1 trading plans, they do not intend to tender any shares owned by them in the offer. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should consider our reasons for making the offer.

Certain Effects of the Offer.

The offer presents potential risks and disadvantages to us and our continuing shareholders. The offer will reduce our “public float,” which is the number of shares owned by outside shareholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for our shares in the future as well as increased volatility of our share price. See Section 12. Future open market purchases, if authorized, would further reduce our public float.

Shareholders who do not tender their shares pursuant to the offer and shareholders who otherwise retain an equity interest in Brooks as a result of a partial tender of shares or a proration will continue to be owners of Brooks. As a result, those shareholders will likely realize a proportionate increase in their relative equity interest in Brooks and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares and our reduced public float. See “Risks to Non-tendering Shareholders.”

We can give no assurance that we will not issue additional shares or equity interests in the future. Shareholders may be able to sell non-tendered shares in the future on NASDAQ or otherwise, at a net price which may be significantly higher than the purchase price in the offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by us in the offer.

Each of our directors and executive officers has advised us that, other than with respect to sales made in connection with previously established 10b5-1 trading plans, they do not intend to tender any shares owned by them in the offer. Accordingly, if we complete the offer the proportional holdings of our directors and executive officers will likely increase. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the offer.

We may in the future purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally prohibits us and our affiliates from purchasing any shares, other than through the offer, until the expiration of at least 10 business days after the expiration or earlier termination of the offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the offer, our business and financial position and general economic and market conditions.

Shares acquired pursuant to the offer will be canceled and returned to the status of authorized but unissued stock, and will be available for us to issue without further shareholder action except as required by applicable law or the rules of the NASDAQ or any securities exchange on which the shares are then listed, for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for issuance of the shares purchased in the offer.

Other Plans or Proposals.

Except as described in this offer to purchase, we currently have no plans or proposals that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	a purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets that would be material to us and our subsidiaries, taken as a whole;

•

any change in our present board of directors or management other than the fact that the term of office of the company’s current Chief Executive Officer, Edward Grady, will expire in September and the company is currently engaged in an evaluation of internal and external candidates to serve as the company’s next CEO;

•	any other material change in our corporate structure or business;

•

a class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system of a registered national securities association;

•	a class of our equity securities becoming eligible for termination of registration under the Exchange Act;

•	the suspension of our obligation to file reports under the Exchange Act;

•	the acquisition by any person of additional securities of ours or the disposition of our securities; or

•	any changes in our charter, bylaws or other governing instruments or other acquisitions that could impede acquisition or control of us.

Although we do not currently have any plans, other than as described in this offer to purchase, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing shareholder value and we may undertake or plan actions that relate to or could result in one or more of these events.

3. Procedures for Tendering Shares.

Proper Tender of Shares.    For shares to be properly tendered, EITHER (1) OR (2) below must happen:

(1) The depositary must receive all of the following before 11:59 p.m., New York City Time, on the expiration date at the depositary’s address on the back page of this offer to purchase:

•

either (a) the certificates for the shares, or (b) in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a confirmation of receipt of the shares; and

•

either (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) in the case of a book-entry transfer, an “agent’s message” of the type we describe below; and

•	any other documents required by the letter of transmittal.

(2) You must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 of the letter of transmittal, if you want to tender your shares you must properly complete the pricing section of the letter of transmittal, which is called “Price at Which You Are Tendering.” A tender of shares will be proper if, and only if, this pricing section is properly completed.

•

If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section of the letter of transmittal next to “Shares Tendered at a Price Determined Pursuant to The Offer.” This means that you will accept the purchase price selected by us in accordance with the terms of the offer, and your tendered shares will be treated the same as shares tendered at the minimum price of $16.50 per share. Note that this election could result in your shares being purchased at the minimum price of $16.50 per share.

•

If you wish to indicate a specific price (in multiples of $0.10 per share) at which your shares are being tendered, you must check ONE box in the section of the letter of transmittal next to “Shares Tendered at a Price Determined by You.” You should be aware that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select after the expiration date.

If you want to tender portions of your shares at different prices you must complete a separate letter of transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the “Price at Which You Are Tendering” section on each letter of transmittal.

Odd lot holders who tender all their shares must also complete the section captioned “Odd Lots” in the letter of transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

If you tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank.

Endorsements and Signature Guarantees.    Depending on how your shares are registered and to whom you want deliveries made, you may need to have your certificates endorsed and the signatures on the letter of transmittal and endorsement guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

•

the letter of transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 3, includes any participant in Computershare Trust Company, N.A., referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed the box captioned “Special Delivery Instructions” on the letter of transmittal; or

•

shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is also an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act, each such entity, referred to as an “eligible guarantor institution.”

See Instruction 1 of the letter of transmittal.

If a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal or you are completing the box captioned “Special Delivery Instructions” in the letter of transmittal, then:

•	your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates; and

•	the signature on (1) the letter of transmittal, and (2) on your endorsed certificates or stock power must be guaranteed by an eligible guarantor institution.

Method of Delivery.    Payment for shares tendered and accepted for payment under the offer will be made only after timely receipt by the depositary of all of the following:

•	certificates for those shares or a timely confirmation of the book-entry transfer of those shares into the depositary’s account at the book-entry transfer facility as described below;

•

one of (a) a properly completed and duly executed letter of transmittal or a manually signed facsimile of it, including any required signature guarantees, or (b) an agent’s message as described below in the case of a book-entry transfer; and

•	any other documents required by the letter of transmittal.

The method of delivery of all documents, including share certificates, the letter of transmittal and any other required documents, is at your election and risk. If you decide to make delivery by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to insure timely delivery.

All deliveries made in connection with the offer, including a letter of transmittal and certificates for shares, must be made to the depositary and not to us, the dealer manager, the information agent or the book-entry transfer facility. Any documents delivered to us, the dealer manager, the information agent or the book-entry transfer facility will not be forwarded to the depositary and therefore will not be deemed to be properly tendered.

Book-Entry Delivery.    The depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of the offer within two business days after the date of this offer to purchase. Any institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing that facility to transfer those shares into the depositary’s account in accordance with that facility’s procedure for the transfer. Even if delivery of shares is made through book-entry transfer into the depositary’s account at the book-entry transfer facility, EITHER (1) OR (2) below must occur:

(1) The depositary must receive all of the following before 11:59 p.m., New York City Time, on the expiration date at the depositary’s address on the back page of this offer to purchase:

•

one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent’s message as described below in the case of a book-entry transfer; and

•	any other documents required by the letter of transmittal; or

(2) The guaranteed delivery procedure described below must be followed.

Delivery of the letter of transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares that the participant in the book-entry transfer facility tendering the shares has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against them.

Guaranteed Delivery.    If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

•	the tender is made by or through an eligible guarantor institution;

•

the depositary receives by mail, overnight courier or facsimile transmission, prior to the expiration time, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this offer to purchase, specifying the price at which shares are being tendered, including (where required) signature guarantees by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

•	all of the following are received by the depositary within three NASDAQ trading days after the date of receipt by the depositary of the notice of guaranteed delivery, either:

•

the certificates representing the shares being tendered together with (a) a letter of transmittal, or a facsimile thereof, relating thereto that has been validly completed and duly executed and includes all signature guarantees required thereon and (b) all other required documents; or

•

in the case of any book-entry transfer of the shares being tendered that is effected in accordance with the book-entry transfer procedures we describe above under “—Book-Entry Delivery:” (a) a letter of transmittal or a facsimile thereof, relating thereto that has been validly completed and duly executed and includes all signature guarantees required thereon, or an agent’s message, (b) a book-entry confirmation relating to that transfer, and (c) all other required documents.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our sole discretion, all questions as to the number of shares to be accepted, the price to be paid and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the offer and any defect or irregularity in the tender of any particular shares or any particular shareholder. No tender of shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. None of we, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice. Our interpretation of the terms of and conditions to the offer, including the letter of transmittal and the instructions thereto, will be final and binding. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Exchange Act for a person, acting alone or in concert with others, directly or indirectly, to tender shares for that person’s own account unless, at the expiration date, the person so tendering:

•

within the meaning of Rule 14e-4, has a “net long position” equal to or greater than the amount tendered in our shares or in securities immediately convertible into, or exchangeable or exercisable for, our shares; and

•	will deliver or cause to be delivered the shares within the period specified in the offer; or

•

in the case of securities immediately convertible into, or exchangeable or exercisable for our shares, acquires shares by conversion, exchange or exercise of such securities, and, to the extent required by the terms of the offer, delivers or causes to be delivered the shares within the period specified by the offer.

A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that:

•	you have a “net long position” in the shares or equivalent securities at least equal to the shares tendered; and

•	the tender of shares complies with Rule 14e-4.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Our acceptance for payment of shares tendered under the offer will constitute a binding agreement between you and us upon the terms and conditions of the offer described in this and related documents.

Return of Unpurchased Shares.    If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the shareholder.

Procedure for stock options.    We are not offering, as part of the offer, to purchase any stock options outstanding and tenders of stock options will not be accepted. Holders of stock options who wish to participate in the offer may exercise their stock options and purchase shares, and then tender the shares under the offer, provided that any exercise of a stock option and tender of shares is in accordance with applicable law and the terms of the applicable plan and option agreements. In no event are any stock options to be delivered to the depositary in connection with a tender of shares hereunder. An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon the exercise or conversion and tendered in the offer are not purchased in the offer for any reason.

Federal Income Tax Withholding.    To prevent backup federal income tax withholding equal to 30% of the gross payments payable pursuant to the offer, each non-corporate shareholder who is not a foreign shareholder (as defined below) and who does not otherwise establish an exemption from backup withholding must notify the depositary of the shareholder’s correct taxpayer identification number (employer identification number or social security number), or certify that the taxpayer is awaiting a taxpayer identification number, and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the letter of transmittal. Failure to timely provide the correct taxpayer identification number on substitute Form W-9 may subject the shareholder to a $50 penalty imposed by the Internal Revenue Service. A shareholder that is a foreign shareholder should generally complete and sign an appropriate Form W-8 in order to avoid backup withholding; however, if the foreign shareholder is neither an individual nor a corporation, in order to prevent backup federal income tax withholding, the foreign shareholder may also be required to provide an appropriate Form W-8 or a Form W-9 with respect to its partners, members, beneficiaries or owners and their beneficial owners.

As more fully described below, in the case of a foreign shareholder, even if such shareholder has provided the required certification to avoid backup withholding, the depositary will withhold 30% of the gross payments made pursuant to the offer unless a reduced rate of withholding or an exemption from withholding is applicable. The depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign shareholder unless the depositary and we determine that (a) a reduced rate of withholding is available pursuant to a tax treaty or (b) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign shareholder generally is a shareholder that is not:

•	an individual citizen or resident of the United States,

•	a corporation, or other entity taxable as a corporation created or organized in or under the laws of the United States, any state or any political subdivision thereof,

•	an estate, the income of which is subject to United States federal income taxation regardless of the source of the income, or

•

a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions, or which has properly elected to be treated as a U.S. person.

In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the depositary before any payment is made to the shareholder a properly completed and executed IRS Form W-8BEN with respect to the foreign shareholder and, in the case of a foreign shareholder that is neither an individual nor a corporation, the foreign shareholder may be required to deliver both a Form W-8IMY and an appropriate Form W-8BEN or W-9 with respect to partners, members, beneficiaries or owners (and their beneficial owners) of the foreign shareholder. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the depositary before any payment is made to the shareholder a properly completed and executed IRS Form W-8ECI. We and the depositary will determine a shareholder’s status as a foreign shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN or IRS Form W-8ECI) unless facts and circumstances indicate that reliance is not warranted. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

For a discussion of certain United States federal income tax consequences generally applicable to tendering shareholders, see Section 14.

Lost or Destroyed Certificates.    If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact the depositary at (781) 575-2879, for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact the depositary immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

4. Withdrawal Rights.

Shares tendered in the offer may be withdrawn at any time before the expiration date and, unless we have already accepted your shares for payment after the offer expires, may also be withdrawn any time after 12:01 a.m., New York City time, on July 28, 2007. Except as otherwise provided in this Section 4, tenders of shares pursuant to the offer are irrevocable.

For a withdrawal to be effective, the depositary must receive (at its address set forth on the back cover of this offer to purchase) a notice of withdrawal in written or facsimile transmission form on a timely basis. The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn and the name of the registered holder. If the certificates have been delivered or otherwise identified to the depositary, then, prior to the release of those certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the shares and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution (except in the case of shares tendered by an eligible guarantor institution).

If shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the procedures of the facility.

We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination shall be final and binding on all parties. None of we, the depositary, the information agent, the dealer manager or any other person will be under any duty to give any notice of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notice.

Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not tendered for purposes of the offer unless the withdrawn shares are properly re-tendered before the expiration date by following any of the procedures described in Section 3.

If we extend the offer, or if we are delayed in our purchase of shares or are unable to purchase shares under the offer for any reason, then, without prejudice to our rights under the offer, the depositary may, subject to applicable law, retain on our behalf all tendered shares, and those shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the offer, we will:

•

determine the purchase price that we will pay for shares properly tendered and not properly withdrawn under the offer, taking into account the number of shares so tendered and the prices specified by tendering shareholders; and

•	accept for payment and pay for, and thereby purchase, shares validly tendered at or below the purchase price and not properly withdrawn.

For purposes of the offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the odd lot priority, proration and conditional tender provisions of the offer, only when, as and if we give oral or written notice to the depositary of our acceptance of shares for payment under the offer.

Upon the terms and subject to the conditions of the offer, promptly after the expiration date, we will purchase and pay a single per share purchase price for shares accepted for payment under the offer. In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the depositary of:

•	certificates for shares or a timely confirmation of a book-entry transfer of those shares into the depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal (or manually signed facsimile thereof) or an agent’s message in the case of a book-entry transfer; and

•	any other documents required by the letter of transmittal.

We will pay for the shares purchased under the offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any such proration immediately following expiration of the offer. In such cases it could be seven to ten business days after the expiration date before we are able to commence payment for the tendered shares.

Under no circumstances will we pay interest on the purchase price, regardless of any delay in making payment. In addition, if specified events occur, we may not be obligated to purchase shares in the offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased in the offer. If, however:

•

payment of the purchase price is to be made to, or, in the circumstances permitted by the offer, if unpurchased shares are to be registered in the name of, any person other than the registered holder; or

•	if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to that person will be deducted from the purchase price unless evidence satisfactory to us of the payment of taxes or exemption from payment of taxes is submitted. See Instruction 7 of the letter of transmittal.

Any tendering shareholder or other payee who fails to complete fully, sign and return to the depositary the substitute Form W-9 included with the letter of transmittal may be subject to required backup federal income tax withholding of 30% of the gross proceeds paid to that shareholder or other payee pursuant to the offer. See Section 3. Also see Section 3 regarding federal income tax consequences for foreign shareholders.

6. Conditional Tender of Shares.

Under certain circumstances, we may prorate the number of shares purchased in the offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available so that a shareholder may seek to structure our purchase of shares in the offer from the shareholder in a manner that the transaction would be treated as a sale of the shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a letter of transmittal or notice of guaranteed delivery must be purchased if any shares tendered are purchased. We urge each shareholder to consult with his or her own tax advisor.

If you wish to make a conditional tender you must indicate this in the box captioned “Conditional Tender” in the letter of transmittal or, if applicable, the notice of guaranteed delivery. In the appropriate box in the letter of transmittal or the notice of guaranteed delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the offer expires, if more than 6,060,000 shares (or such greater number of shares as we may elect to purchase) are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 6,060,000 shares (or such greater number of shares as we may elect to purchase), then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 6,060,000 shares (or such greater number of shares as we may elect to purchase). In selecting these conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will select only from shareholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

All shares tendered by a shareholder subject to a conditional tender pursuant to the letter of transmittal or notice of guaranteed delivery regarded as withdrawn as a result of proration and not eventually purchased will be returned promptly after the expiration date without any expense to the shareholder.

7. Conditions of the Offer.

Notwithstanding any other provision of the offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after June 1, 2007 and prior to the time of payment for any shares (whether or not any shares have theretofore been accepted for payment, purchased or paid for under the offer) any of the following events occur or are determined by us to have occurred, that, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, makes it inadvisable to proceed with the offer or with acceptance for payment or payment for the shares in the offer:

1. There shall have been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which:

(a) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the offer, the acquisition of shares under the offer, or is otherwise related in any manner to, or otherwise affects, the offer; or

(b) could, in our reasonable judgment, materially affect the business, general affairs, management, financial position, stockholders equity, income, results of operations, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business and that of our subsidiaries, taken as a whole, or materially impair the offer’s contemplated benefits to us;

2. There shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in clause (a) or (b) of paragraph (1) above;

3. The declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

4. Any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

5. The commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;

6. Any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might materially affect, the extension of credit by banks or other lending institutions in the United States;

7. Legislation amending the Internal Revenue Code of 1986, as amended (the “Code”) has been passed by either the U.S. House of Representatives or the U.S. Senate or becomes pending before the U.S. House of Representatives or the U.S. Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the offer in any manner that would adversely affect us or any of our affiliates;

8. Any change or event occurs, is discovered, or is threatened to our business, general affairs, management, financial position, stockholders equity, income, results of operations, condition (financial or otherwise), income, operations, or prospects or that of our subsidiaries, taken as a whole, or in ownership of our shares, which in our reasonable judgment is or may be material to us or otherwise makes it inadvisable for us to proceed with the offer;

9. In the case of any of the foregoing existing at the time of the announcement of the offer, a material acceleration or worsening thereof;

10. A 10% decrease in the market price of our shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions or in the commercial paper markets in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our business, condition (financial or otherwise), income, operations or prospects or that of our subsidiaries, taken as a whole, or on the trading in our shares;

11. Any decline in the NASDAQ Composite Index, New York Stock Exchange Composite Index, the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on May 31, 2007;

12. A tender or exchange offer with respect to some or all of our outstanding shares, other than the offer, or a merger or acquisition proposal for us, is proposed, announced or made by another person or is publicly disclosed, or we learn that any person or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, or any new group is formed that beneficially owns more than 5% of our outstanding shares (in each case, other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission before June 1, 2007 or in any subsequent Schedule 13G filed with the Securities and Exchange Commission);

13. Any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any of our shares; or

14. We determine that the completion of the offer and the purchase of the shares may cause our common stock to be delisted from the NASDAQ Global Market or to be subject to deregistration under the Exchange Act.

The conditions listed above are for our sole benefit and we may assert those conditions regardless of the circumstances (including our action or inaction) that give rise to the conditions and we may, in our sole discretion, waive any of the conditions listed above, in whole or in part, before the expiration date. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted by us at any time prior to the expiration of the offer. Any determination or judgment by Brooks concerning the events described above will be final and binding on all parties.

8. Price Range of Shares.

Our shares are listed and principally traded on NASDAQ Global Market under the symbol “BRKS.” The high and low sales prices per share on the NASDAQ Global Market as compiled from published financial sources for the periods indicated are listed below:

	High	Low
2005
Second Quarter	16.51	12.41
Third Quarter	16.71	12.79
Fourth Quarter	13.90	11.25

2006
First Quarter	17.83	12.22
Second Quarter	14.94	11.64
Third Quarter	14.24	10.56
Fourth Quarter	15.32	12.47

2007
First Quarter	17.60	13.59
Second Quarter (through May 31, 2007)	18.40	16.18

On May 30, 2007, the last full trading day prior to our announcement of the offer, the closing per share price of our common stock on the NASDAQ Global Market was $16.90. On May 31, 2007, the last full trading day before we commenced the offer, the closing per share price of our common stock on the NASDAQ Global Market was $17.69. We urge shareholders to obtain current quotations of the market price of the shares.

9. Source and Amount of Funds.

Required Funding.    Assuming that the maximum number of shares is tendered in the offer and the purchase price is an amount between $16.50 and $19.00 per share, the aggregate purchase price for the shares purchased in the offer will be between approximately $100 million and $115.1 million. We will fund the offer from the company’s current cash assets, including cash generated by the recent sale of the Brooks Software Division.

10. Information About Us.

General.    Brooks Automation, Inc., a Delaware corporation, is a leading supplier of technology products and solutions primarily serving the worldwide semiconductor market. We supply hardware and services to both chip manufacturers and original equipment manufacturers, or OEMs, who make semiconductor device manufacturing equipment. We are a technology and market leader with offerings ranging from individual hardware modules to fully integrated systems as well as services to install and support our products world-wide. Although our core business addresses the increasingly complex automation and integrated subsystems requirements of the global semiconductor industry, we also provide solutions for a number of related industries, including the flat panel display manufacturing, data storage and certain other industries which have complex manufacturing environments.

We were founded in 1978 to develop and market automated substrate handling equipment for semiconductor manufacturing and became a publicly traded company in February 1995. We have grown significantly from being a niche supplier of wafer-handling robot modules for vacuum-based processes, to become the largest merchant supplier of hardware automation products for the semiconductor industry in consecutive calendar years from 2001 through 2005, and the world’s thirteenth largest semiconductor front-end capital equipment company in 2005, according to the independent market research firm Gartner Dataquest.

Brooks’ executive offices are located at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, and Brooks can be reached at (978) 262-2400. Brooks also maintains a website at www.brooks.com.; the information contained on our website is not part of, or incorporated by reference into, this offer to purchase.

Where You Can Find More Information.    We are subject to the informational filing requirements of the Exchange Act and, in accordance with these requirements, are obligated to file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the Securities and Exchange Commission. In connection with this offer, we have also filed a Tender Offer Statement on Schedule TO, which includes additional information with respect to the offer.

Incorporation by Reference.    The rules of the Securities and Exchange Commission allow us to “incorporate by reference” information into this offer to purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. This offer to purchase incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the Securities and Exchange Commission. These documents contain important information about us.

•	Our annual report on Form 10-K for the fiscal year ended September 30, 2006 (File No. 000-25434);

•	Our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2006 (File No. 000-25434);

•	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007 (File No. 000-25434);

•	Our current reports on Form 8-K filed with the SEC on October 20, 2006, November 9, 2006, January 8, 2007, February 9, 2007 and April 5, 2007 (File No. 000-25434); and

•	Our proxy statement on Schedule 14A filed with the SEC on January 4, 2007 (File No. 000-25434).

You may read and copy any reports, proxy statements or other information that we file with the Securities and Exchange Commission at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations

Brooks Automation, Inc.

15 Elizabeth Drive

Chelmsford, Massachusetts 01824

Phone: (978) 262-2400

Fax: (978) 262-2500

Copies of these filings are also available, without charge, on our website at http://www.brooks.com.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Security Ownership Of Certain Beneficial Owners and Management

The following table sets forth, as of May 25, 2007 and without taking into account any effects of the offer, information with respect to our common stock owned beneficially by each our directors and executive officers. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares and includes shares issuable pursuant to stock options exercisable within 60 days of May 25, 2007. The address of each of the officers and directors is in care of Brooks Automation, Inc. at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824.

Name	Shares of Common Stock Beneficially Owned(1)(2)	Percentage of Class
Executive Officers:
Edward C. Grady(3)	493,038	*
Robert E. Anastasi(4)	136,363	*
Robert W. Woodbury, Jr.(5)	230,020	*
James Gentilcore(6)	222,505	*
Thomas S. Grilk(7)	100,549	*

Directors Not Included Above and Director Emeritus:
A. Clinton Allen(8)	10,000	*
Robert J. Lepofsky(9)	339,701	*
Joseph R. Martin(10)	18,000	*
John K. McGillicuddy(11)	10,000	*
Krishna G. Palepu(12)	10,000	*
Marvin G. Schorr(13)	128,548	*
Alfred Woollacott, III(14)	21,100	*
Mark S. Wrighton(15)	25,984	*
All directors, director emeritus and current executive officers as a group (13 persons)(16)	1,745,808	2.27%

*	Less than one percent.
(1)	To the company’s knowledge, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. In addition, shares indicated as beneficially owned by officers and directors in some instances include restricted stock over which the officer or director has voting power but no investment power.
(2)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of the company’s common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after May 25, 2007 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(3)	Includes 341,950 shares issuable pursuant to stock options exercisable within 60 days of May 25, 2007.
(4)	Includes 95,738 shares issuable pursuant to stock options exercisable within 60 days of May 25, 2007.
(5)	Includes 126,250 shares issuable pursuant to stock options exercisable within 60 days of May 25, 2007.

(6)	Includes 156,174 shares issuable pursuant to stock options exercisable within 60 days of May 25, 2007. Also includes 1,376 shares held in the company’s 401(k) retirement savings plan.
(7)	Includes 59,688 shares issuable pursuant to stock options exercisable within 60 days of May 25, 2007.
(8)	Includes 5,000 shares issuable pursuant to stock options exercisable within 60 days of May 25, 2007.
(9)	Includes 5,000 shares issuable pursuant to stock options exercisable within 60 days of May 25, 2007. Also includes 2,170 shares held in the company’s 401(k) retirement savings plan.
(10)	Includes 13,000 shares issuable pursuant to stock options exercisable within 60 days of May 25, 2007.
(11)	Includes 5,000 shares issuable pursuant to stock options exercisable within 60 days of May 25, 2007.
(12)	Includes 5,000 shares issuable pursuant to stock options exercisable within 60 days of May 25, 2007.
(13)	Includes 7,220 shares issuable pursuant to stock options exercisable within 60 days of May 25, 2007.
(14)	Includes 13,880 shares issuable pursuant to stock options exercisable within 60 days of May 25, 2007.
(15)	Includes 7,220 shares issuable pursuant to stock options exercisable within 60 days of May 25, 2007.
(16)	Includes 841,120 shares issuable pursuant to stock options exercisable within 60 days of May 25, 2007 and 3,546 shares held in the company’s 401(k) retirement savings plan.

The information with respect to beneficial ownership is based upon information furnished by each director or executive officer, or information contained in filings made with the Securities and Exchange Commission.

Each of our directors and executive officers has advised us that he or she does not intend to tender any shares in the offer, although they may effect sales pursuant to previously established Rule 10b5-1 trading plans. Accordingly, if we complete the offer the proportional holdings of our directors and executive officers may increase. However, our directors and executive officers may sell their shares in the future at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the offer.

Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor our pension, profit-sharing or any similar plans, nor any of our associates or subsidiaries or persons controlling us, nor, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in our shares on the date of this offer to purchase or during the 60 days prior to the date of this offer to purchase, except as described below.

On May 16, 2007, Robert E. Anastasi exercised options for 9,787 shares of Brooks stock and sold the shares at a weighted average price of $16.4723 per share, with the range between $16.45 (low) and $16.50 (high). Pursuant to the terms of the options, Mr. Anastasi purchased 5,625 shares at a per share exercise price of $12.69 and 4,162 shares at a per share exercise price of $7.75.

Recent Securities Transactions.    Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor any of our subsidiaries or persons controlling us nor, to our knowledge, any of our directors, executive officers or associates, nor any director or executive officer of any of our subsidiaries, has effected any transactions in our shares during the 60 days prior to the date of this offer to purchase, except pursuant to existing 10b5-1 plans filed with the Commission.

Arrangements With Others Concerning Our Securities.    Except for outstanding options to purchase shares granted to certain employees (including executive officers) and except as otherwise described in this offer to purchase, neither we nor any of our subsidiaries or person controlling us nor, to our knowledge, any of our directors, executive officers or associates, nor any director or executive officer of any of our subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12. Effects of The Offer on the Market for Our Shares; Registration Under the Securities Exchange Act of 1934.

Our purchase of shares in the offer will reduce the number of our shares that might otherwise trade publicly and may reduce the number of our shareholders. As of May 25, 2007, approximately 75,197,059 shares of our common stock were held by non-affiliated shareholders. Assuming the offer is fully subscribed, we will have approximately 69,137,059 shares held by non-affiliated shareholders following the purchase of shares tendered in the offer. The actual number of shares outstanding will depend on the number of shares tendered and purchased in the offer.

This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant amounts of shares without affecting the market price, which could adversely affect continuing shareholders. Nonetheless, we anticipate that there will still be a sufficient number of shares outstanding and publicly traded following the offer to ensure a continued trading market in the shares. Based on the published guidelines of the NASDAQ, we do not believe that our purchase of shares pursuant to the offer will cause our remaining shares to be delisted from the NASDAQ.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. We believe that, following the purchase of shares pursuant to the offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Our shares are registered under the Exchange Act, which requires, among other things, that we furnish specific information to our shareholders and to the Securities and Exchange Commission and comply with the Securities and Exchange Commission’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares in the offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13. Legal Matters; Regulatory Approvals.

Except as described in this offer to purchase, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the offer. Should any such approval or other action be required, we currently contemplate that we will seek approval or such other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, shares tendered in response to the offer pending the outcome of any of these matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business.

Our obligation to accept for payment and pay for shares under the offer is subject to various conditions. See Section 7.

14. Certain United States Federal Income Tax Consequences.

The following discussion describes certain United States federal income tax consequences of participating in the offer. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to shareholders. The discussion applies only to United States persons, not to foreign shareholders (as determined in accordance with Section 3), except as specifically set forth below. The consequences to any particular shareholder may differ depending upon that shareholder’s own circumstances and tax position. The discussion deals only with shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not address matters that may be relevant to shareholders in light of their particular circumstances. It also does not address matters that may be relevant to certain shareholders subject to special treatment under the Code, such as financial institutions, insurance companies, S corporations, partnerships and other pass-through entities, shareholders liable for the alternative minimum tax, dealers in securities or currencies, traders who elect to apply a mark-to-market method of accounting, tax-exempt organizations, U.S. expatriates, directors, employees, former employees or other persons who acquired their shares as compensation, including upon the exercise of employee stock options, and persons who are holding shares as part of a straddle, conversion, constructive sale, hedge or hedging or other integrated transaction. The discussion does not consider the effect of any applicable estate tax, gift tax, state, local or foreign tax laws. In addition, this discussion is based upon the Code, applicable U.S. Treasury regulations, administrative pronouncements and judicial decisions in effect on the date of this document, all of which are subject to change, with possible retroactive effect. Each shareholder is urged to consult his or her tax advisor as to the particular tax consequences to such shareholder of participating or not participating in the offer, including the applications of state, local and foreign tax laws and possible tax law changes.

TO COMPLY WITH IRS CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (a) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE; (b) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE OFFER ADDRESSED BY THE WRITTEN ADVICE HEREIN; AND (c) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Characterization of the Sale.    The sale of shares by a shareholder to us pursuant to the offer will be a taxable transaction for United States federal income tax purposes. Under the stock redemption rules of Section 302 of the Code, such a sale will be treated as a “sale or exchange” of the shares if the sale of shares: (a) results in a “complete termination” of the shareholder’s interest in us, (b) is “substantially disproportionate” with respect to the shareholder, or (c) is “not essentially equivalent to a dividend” with respect to the shareholder. If none of these three tests (referred to as the Section 302 tests) is met, such a sale will be treated as a distribution by us to the selling shareholder. Each of the Section 302 tests is described in more detail below.

Treatment as a Sale or Exchange.    If any of the Section 302 tests is satisfied with respect to a shareholder, and the sale is therefore treated as a “sale or exchange” of the shares for United States federal income tax purposes, the tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the offer and the shareholder’s adjusted tax basis in the shares sold pursuant to the offer. Gain or loss must be calculated separately with respect to each block of shares sold. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year. Capital gains of non-corporate taxpayers derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. Certain limitations apply to the deductibility of capital losses.

Treatment as a Dividend.    If none of the Section 302 tests is satisfied with respect to a shareholder, the shareholder will be treated as having received a distribution in an amount equal to the amount of cash received by the shareholder pursuant to the offer (without reduction for the tax basis of the shares sold pursuant to the offer), taxable as a dividend to the extent of the portion of our available current year or accumulated “earnings and profits,” allocable to the tendered shares. For certain U.S. non-corporate taxpayers, dividend income is currently taxed for federal income tax purposes at the same reduced rate as net long-term capital gain. Any cash received in excess of the tendered shares’ allocable portion of our available current year or accumulated earnings and profits will be treated first as a non-taxable return of capital causing a reduction in the shareholder’s adjusted tax basis of such shares, but not below zero and any amounts in excess of the basis in such tendered shares shall be taxable, as a capital gain. We anticipate, but there can be no assurance, that our available current year or accumulated earnings and profits will be such that a portion of the amounts treated as a distribution will be taxed as a dividend. To the extent that our purchase of a shareholder’s shares pursuant to the offer is treated as the receipt by the shareholder of a dividend, the shareholder’s adjusted tax basis in the shares sold in the offer will be added to the tax basis of any shares retained by such shareholder, if any, or certain other related parties.

Constructive Ownership of Stock for purposes of Application of the Section 302 Tests.    In determining whether any of the Section 302 tests is satisfied, a shareholder must take into account both shares actually owned by such shareholder and any shares considered as owned by such shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code. Under these rules, a shareholder generally will be considered to own shares which the shareholder has the right to acquire by the exercise of an option or warrant or by conversion or exchange of a security. A shareholder generally will also be considered to own any shares that are owned (and, in some cases, constructively owned) by some members of the shareholder’s family and by some entities (such as corporations, partnerships, trusts and estates) in which the shareholder, a member of the shareholder’s family or a related entity has an interest.

Section 302 Tests.    One of the following tests must be satisfied with respect to a shareholder in order for our purchase of shares from such shareholder pursuant to the offer to be treated as a sale or exchange for U.S. federal income tax purposes:

•

Complete Termination.    A sale of shares pursuant to the offer will result in a “complete termination” of a shareholder’s interest in us if, pursuant to the offer, either (i) we purchase all of the shares actually and constructively owned by the shareholder, or (ii) we purchase all of the shares actually owned by the shareholder and, with respect to constructively owned shares, the shareholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. Shareholders in this position should consult their tax advisors as to the availability of, and procedures and conditions for electing, this waiver.

•

Substantially Disproportionate.    The sale of shares pursuant to the offer will be “substantially disproportionate” with respect to a shareholder if, among other things, after the sale pursuant to the offer (treating as not outstanding all shares purchased pursuant to the offer), the shareholder’s actual and constructive percentage ownership of voting shares (and common shares) is less than 80% of the shareholder’s actual and constructive percentage ownership of voting shares (and common shares) before the purchase of shares pursuant to the offer (treating as outstanding all shares purchased pursuant to the offer) and the shareholder owns less than 50 percent of the total combined voting power of all classes of stock immediately after the sale.

•

Not Essentially Equivalent to a Dividend.    In order for the sale of shares by a shareholder pursuant to the offer to qualify as “not essentially equivalent to a dividend” the shareholder must experience a “meaningful reduction” in his proportionate interest in us as a result of the sale, taking into account the constructive ownership rules. Whether the sale by a shareholder pursuant to the offer will result in a “meaningful reduction” of the shareholder’s proportionate interest will depend on the shareholder’s particular facts and circumstances. The Internal Revenue Service has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder (for example, less than 1%) in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” Shareholders should consult their own tax advisors regarding the application of this test to their particular circumstances.

We cannot predict whether or to what extent the offer will be oversubscribed. As discussed above, if the offer is oversubscribed, proration of the tenders pursuant to the offer will cause us to accept fewer shares than are tendered. Accordingly, there can be no assurance that a sufficient number of a particular shareholder’s shares will be exchanged pursuant to the offer in order for the shareholder to meet any of the three Section 302 tests. Additionally, shareholders who tender all of the shares actually owned by them in the offer, but who are subject to the constructive ownership rules, or who acquire additional shares contemporaneously with the offer, should consider the effect of these rules and these acquisitions in determining whether they will meet the Section 302 tests. Each shareholder is urged to consult his or her own tax advisor as to the application of the Section 302 tests to his or her particular circumstances.

Special Rules for Corporate Shareholders.    A corporate shareholder that does not satisfy any of the Section 302 tests and that is treated as receiving a dividend as a result of selling shares to us pursuant to the offer may be eligible for the dividends received deduction. The dividends received deduction is subject to certain limitations. In addition, since not all shareholders will be selling the same proportionate interest in their shares, any amount received by a corporate shareholder that is treated as a dividend will constitute an “extraordinary dividend” under Section 1059 of the Code, which will result in the reduction of tax basis in the shareholder’s shares or in gain recognition. Corporate shareholders should consult their own tax advisors as to the tax consequences of dividend treatment in their particular circumstances.

Foreign shareholders.    The United States federal income tax rules governing foreign shareholders (as defined in Section 3) are complex and the following is only a limited summary of some general rules applicable to certain foreign shareholders. All foreign shareholders should consult their own tax advisors regarding the United States federal, state, local and foreign tax consequences, including tax reporting requirements, of the sale of shares to us pursuant to the offer.

As described above in Section 3, because the depositary cannot determine whether payments to any particular shareholder will qualify for sale or exchange treatment the depositary will withhold 30% of any gross payments made to a foreign shareholder pursuant to the offer (as if such payments were a dividend) unless a reduced rate of withholding or an exemption from withholding is applicable.

If a foreign shareholder’s sale of shares to us pursuant to the offer is characterized as a sale or exchange, rather than as a dividend, the shareholder generally will not be subject to United States federal income tax on such sale unless:

(i) in the case of a nonresident alien individual, the individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

(ii) the gain is effectively connected with a United States trade or business or, if certain tax treaties apply, the gain is attributable to a permanent establishment maintained by the shareholder in the United States.

If exception (i) above applies, the foreign shareholder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such foreign shareholder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition of the shares. If exception (ii) applies, the foreign shareholder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a United States person, unless otherwise provided in an applicable income tax treaty, and a foreign shareholder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

If a foreign shareholder is not subject to United States federal income tax, (because, for example, such shareholder qualifies for sale or exchange treatment and is not taxable under the foregoing exceptions) the shareholder may be entitled to a refund of the tax withheld by the depositary. Foreign shareholders should consult their own tax advisors regarding the possibility of obtaining a refund.

If a foreign shareholder does not satisfy any of the Section 302 tests explained above, the full amount received by the foreign shareholder will be treated as a distribution to the foreign shareholder with respect to the foreign shareholder’s shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or as a capital gain will be determined in the manner described above (see “Certain U.S. Federal Income Tax Consequences—Treatment as a Dividend.”). To the extent that amounts received by a foreign shareholder are treated as dividends, such dividends will generally be subject to withholding of United States federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty. Foreign shareholders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A foreign shareholder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Amounts treated as dividends that are effectively connected with a foreign shareholder’s conduct of a trade or business in the United States and, if provided in an applicable income tax treaty, are attributable to a permanent establishment in the United States, are not subject to the U.S. federal withholding tax, but generally are instead taxed in the manner applicable to U.S. persons, as described above. In that case, we will not have to withhold U.S. federal withholding tax if the foreign shareholder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.

Withholding.    For a discussion of certain withholding tax consequences to tendering shareholders, see Section 3.

Information Reporting.    Information statements will be provided to shareholders whose shares are purchased by us and to the IRS, reporting the payment of the total purchase price (except with respect to shareholders that are exempt from the information reporting rules, such as corporations).

The federal income tax discussion set forth above is included for general information only. Each shareholder is urged to consult his or her own tax advisor to determine the particular tax consequences to him or her (including the applicability and effect of the constructive ownership rules and estate and gift taxes, foreign, state and local tax laws and possible tax law changes) of the sale of shares pursuant to the offer.

15. Extension of The Offer; Termination; Amendment.

We reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 occur or are deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of the extension. We also reserve the right, in our sole discretion, to terminate the offer and not accept for payment or pay for any shares not already accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay acceptance for payment and to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the offer.

Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 occur or are deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of shares or by decreasing or increasing the number of shares being sought in the offer.

The announcement, in the case of an extension, shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date.

Any public announcement made under the offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of that change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to PR Newswire or another comparable news service.

If we materially change the terms of the offer or the information concerning the offer, we will extend the offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. This rule and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we undertake any of the following actions:

•	increase or decrease the range of prices to be paid for the shares;

•	increase the number of shares being sought in the offer, and such increase in the number of shares being sought exceeds 2% of our outstanding shares;

•	decrease the number of shares being sought in the offer; or

•	materially change the fees to be paid to our dealer manager,

and the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then the offer will be extended until the expiration of a period of ten business days.

16. Fees and Expenses.

We have retained Needham & Company, LLC to act as our financial advisors in connection with the offer and to act as dealer manager. In its role as dealer manager, Needham & Company, LLC may contact brokers, dealers and similar entities and may provide information regarding the offer to those that it contacts or persons that contact it. In addition, the dealer manager has given us advice with respect to the offer and will receive compensation in connection with the offer. Our arrangement with the dealer manager provides for reasonable and customary compensation. We have also agreed to reimburse the dealer manager for reasonable out-of-pocket expenses incurred in connection with the offer, including reasonable fees and expenses of counsel, and to indemnify the dealer manager against various liabilities in connection with the offer, including liabilities under the federal securities laws. The dealer manager in the ordinary course of its business purchases and/or sells our securities, including the shares, for its own account and for the account of its customers. As a result, the dealer manager at any time may own certain of our shares and may tender shares for its account.

The dealer manager has in the past and may continue in the future to provide various investment banking and other services to us, for which it has received and would receive customary compensation from us.

We have retained Georgeson, Inc. to act as information agent and Computershare Trust Company, N.A. to act as depositary in connection with the offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person and may request that brokers, dealers, commercial banks, trust companies and other nominee shareholders forward materials relating to the offer to beneficial owners. The information agent and the depositary will each receive reasonable and customary compensation for their services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws.

We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares under the offer, other than as described above. We will, however, on request, reimburse brokers, dealers, commercial banks, trust companies and other persons for customary handling and mailing expenses incurred in forwarding the offer and related materials to the beneficial owners for when they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of our dealer manager, information agent or depositary for purposes of the offer. We will pay, or cause to be paid, any stock transfer taxes on our purchase of shares, except as otherwise provided in Section 5 hereof and in Instruction 7 of the letter of transmittal.

17. Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make the offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

In accordance with Rule 13e-4 under the Exchange Act, we have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO that contains additional information with respect to the offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

We have not authorized any person to make any recommendation on our behalf regarding whether you should tender or refrain from tendering your shares in the offer. We have not authorized any person to provide any information or make any representation in connection with the offer, other than those contained in this offer to purchase or in the letter of transmittal. You should not rely upon any recommendation, information or representation that is given or made to you as having been authorized by Brooks, the dealer manager or the information agent.

Brooks Automation, Inc.

June 1, 2007

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By First Class Mail:	By Overnight Courier or Express Mail:

Computershare Shareholder Services, Inc. Attn: Corporate Actions P.O. Box 859208 Braintree, Massachusetts 02185-9208	Computershare Trust Company, N.A. Attn: Corporate Actions 161 Baystate Drive Braintree, Massachusetts 02184

Manually signed facsimile copies of the letter of transmittal will be accepted. The letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each Brooks record shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the depositary at its address set forth above.

Any questions or requests for assistance may be directed to the information agent or the dealer managers at their telephone numbers or addresses set forth below. Requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the offer. To confirm delivery of shares, shareholders are directed to contact the depositary.

The Information Agent for the Offer is:

17 State Street, 10th Floor

New York, NY 10004

(212) 440-9800 (call collect)

or

Call Toll-Free (888) 605-7528

The Dealer Manager for the Offer is:

Needham & Company, LLC

Corporate Services

445 Park Avenue

New York, New York 10022

(212) 705-0354

(800) 643-3119 (call toll free)